Exhibit 99.1

Consolidated Water Reports 2021 Results

GEORGE TOWN, Grand Cayman, Cayman Islands, March 29, 2022 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the year ended December 31, 2021. All comparisons are to the same year-ago period unless otherwise noted.

The company will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

2021 Highlights

●	Bulk revenue increased 10.2% to $26.8 million.
●	Services revenue increased 7.3% to $13.9 million.
●	Net income from continuing operations attributable to company stockholders was $3.4 million or $0.23 per share.
●	As of December 31, 2021, cash and cash equivalents totaled $40.4 million, working capital was $69.2 million, debt was $0.2 million, with stockholders’ equity at $157.6 million.
●	Paid quarterly cash dividend of $0.085 per share ($0.34 on an annualized basis), totaling $5.8 million in dividends paid in the full year of 2021.
●	PERC Water continued to expand its recurring revenues by signing a five-year wastewater plant maintenance services contract with a gaming and live entertainment business in Southern California.

Management Commentary

“2021 was a year of both progress and unprecedented challenges,” commented Consolidated Water CEO, Rick McTaggart. “Our retail segment performed below historical levels due to the continued impact of the pandemic on tourism to Grand Cayman, while our manufacturing segment revenue declined due to challenging economic conditions. However, we made strong progress in other areas. We further diversified our manufacturing customer base and product offerings, revenue generated in our bulk segment increased by $2.5 million, and our services segment revenue was up by $947,000.

“Also in 2021, we integrated our sales teams across our four business segments, which are now led by our recently promoted executive vice president of business development, Brent Brodie. This integrated sales approach is supporting further diversification of Aerex’s client base and geographical market, which will improve its future performance.

“Our sales team has been focused on developing or redeveloping Aerex relationships with large engineering consultants and general contractors who provide design and construction services to the municipal water market. In 2021, about 77% of our manufacturing revenues came from various municipal water projects. As a result, Aerex has developed an order backlog that is considerably higher than this time last year. Aerex is presently pursuing projects in the southwest United States in addition to its primary sales market in Florida.

Altogether, these factors give us confidence that our manufacturing business will continue to improve over the coming months.

“For our desalination business, Aerex has become fully integrated with three projects we are pursuing in Hawaii, California and Grand Cayman. We believe Aerex’s design and manufacturing capabilities make us more competitive for these important projects, which includes design, construction and long-term operation of seawater desalination plants for municipal customers.

“We are very encouraged by the return of tourism to the Cayman Islands as the country’s Phase 5 reopening plan continues. Several major airlines resumed their flights to the islands earlier this month, and cruise ships were welcomed back last week. We saw a 7% year-over-year increase in water sales in our Grand Cayman retail service areas during the first two months of 2022, and we have already produced nearly 15% more water in March of this year compared to March of last year.

“We expect the resurgence of tourism to help our retail water sales return to normal levels over the coming months, as hotels and businesses begin to serve the thousands of tourists and vacationers coming back to the islands.

“Our services segment, led by our California-based PERC Water, has also seen increased activity. Project bidding in primary markets for new plants and asset management contracts has picked up, with PERC currently pursuing more than a dozen potential design, build and asset management projects. In January, we submitted a multi-million dollar bid to design, build and operate a new 2.6 million gallon per day desalination plant in Grand Cayman, and we anticipate hearing the results by mid-April.

“Looking to the year ahead, we believe we have charted the best course to grow our business, with a particular focus on water-short regions of the western United States. We believe our extensive experience, excellent track record and novel approach to designing, building and operating both seawater desalination facilities and wastewater treatment and recycling plants—as well as our strong cash position and relatively low overhead burden—continues to afford us numerous competitive advantages.

“Along with these advantages, our optimism about our growth prospects ahead is buoyed by the ongoing return of tourism to Grand Cayman and the increased project bidding activity in the U.S. and internationally. We see each of these factors as strong catalysts for growth in 2022 and beyond.”

2021 Financial Summary

Revenue for the full year 2021 was $66.9 million, down 7.9% compared to $72.6 million for 2020. The decrease was primarily driven by decreases of $847,000 in the retail segment and $8.4 million in the manufacturing segment. The decrease in total revenue was partially offset by increases of $2.5 million in the bulk segment and $947,000 in the services segment.

The reduction in retail revenue reflects a 4% decrease in the volume of water sold by Cayman Water due to the closing of Grand Cayman Island to all tourist travel in March 2020 in response to the COVID-19 pandemic.

The decrease in manufacturing segment revenue was due to the loss of orders from Aerex’s former largest customer.

The increase in services segment revenue was due to an increase of approximately $3.2 million from operating and maintenance contracts attributable to new contracts, which more than offset a decline in plant construction revenue.

The increase in bulk segment revenue is attributable to an increase in energy costs for CW-Bahamas, which increased the energy pass-through component of CW-Bahamas’ rates and, to a lesser extent, a 5% increase in the volume of water sold by CW-Bahamas.

Gross profit for the full year 2021 was $23.5 million or 35.2% of total revenue, down 12% from $26.8 million or 36.9% of total revenue for 2020.

Net income from continuing operations attributable to Consolidated Water stockholders for the full year 2021 was $3.4 million or $0.23 per basic and diluted share, compared to net income of $8.6 million or $0.56 per basic and diluted share for 2020.

Net income attributable to Consolidated Water stockholders for the full year 2021, which includes the results of discontinued operations, was $876,000 or $0.06 per basic and fully diluted share, down from net income of $3.7 million or $0.24 per basic and fully diluted share for the same year-ago period.

Cash and cash equivalents totaled $40.4 million as of December 31, 2021, as compared to $43.8 million as of December 31, 2020. The decrease in cash was due to a decline in cash provided by operating activities.

2021 Segment Results

	Year Ended December 31, 2021
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$22,104,953	$26,800,869	$13,884,857	$4,072,823	$66,863,502
Cost of revenue	11,060,937	17,759,272	10,707,243	3,828,859	43,356,311
Gross profit	11,044,016	9,041,597	3,177,614	243,964	23,507,191
General and administrative expenses	12,841,259	1,365,735	2,762,735	1,380,630	18,350,359
Gain (loss) on asset dispositions and impairments, net	(246,851)	1,500	(485)	(2,900,000)	(3,145,836)
Income (loss) from operations	$(2,044,094)	$7,677,362	$414,394	$(4,036,666)	2,010,996
Other income, net					1,623,595
Income before income taxes					3,634,591
Benefit from income taxes					(447,982)
Net income from continuing operations					4,082,573
Income from continuing operations attributable to non-controlling interests					632,915
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					3,449,658
Net loss from discontinued operations					(2,574,079)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$875,579

	Year Ended December 31, 2020
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$22,952,370	$24,312,546	$12,937,859	$12,425,351	$72,628,126
Cost of revenue	11,080,814	16,959,563	9,698,214	8,121,080	45,859,671
Gross profit	11,871,556	7,352,983	3,239,645	4,304,271	26,768,455
General and administrative expenses	12,879,445	1,260,062	2,834,917	1,460,474	18,434,898
Gain on asset dispositions and impairments, net	2,965	7,213	3,801	18	13,997
Income (loss) from operations	$(1,004,924)	$6,100,134	$408,529	$2,843,815	8,347,554
Other income, net					1,082,946
Income before income taxes					9,430,500
Provision for income taxes					86,724
Net income from continuing operations					9,343,776
Income from continuing operations attributable to non-controlling interests					730,005
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					8,613,771
Net loss from discontinued operations					(4,902,243)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$3,711,528

Revenue by Geographic Region

	Year ended December 31,
	2021	2020
Cayman Islands	$24,935,746	$25,640,169
Bahamas	24,031,547	21,654,153
United States	17,489,851	24,918,527
Revenues earned from management services agreement with OC-BVI	406,358	415,277
	$66,863,502	$72,628,126

Annual General Meeting of Shareholders

The company has set May 23, 2022 as the date of its Annual General Meeting of Shareholders to be held at 3:00 p.m. Cayman Islands time (4:00 p.m. EDT). The Annual General Meeting will be a “hybrid” meeting of shareholders, meaning shareholders will be able to attend the Annual General Meeting as well as vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/cwco2022 or attend the meeting in person at the offices of Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, Grand Cayman, KY1-1102, Cayman Islands. Holders of record of the company’s stock as of March 24, 2022 will be entitled to vote at the meeting.

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Wednesday, March 30, 2022

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 1019828

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through April 6, 2022, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 1019828

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; (v) the possible adverse impact of the COVID-19 virus on the company’s business; and (vi) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
dsasnett@cwco.com

Investor Relations Contact
Ron Both or Justin Lumley
CMA
Tel (949) 432-7566
Email Contact

Media Contact:
Tim Randall
CMA
Tel (949) 432-7572
Email Contact

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$40,358,059	$43,794,150
Certificate of deposit	2,500,000	—
Accounts receivable, net	27,349,307	21,483,976
Inventory	2,504,832	3,214,178
Prepaid expenses and other current assets	2,558,822	2,412,282
Contract assets	489,961	516,521
Current assets of discontinued operations	1,173,741	1,511,099
Total current assets	76,934,722	72,932,206
Property, plant and equipment, net	52,946,539	57,687,984
Construction in progress	710,863	440,384
Inventory, noncurrent	4,733,010	4,506,842
Investment in OC-BVI	1,715,905	2,092,146
Goodwill	10,425,013	13,325,013
Intangible assets, net	3,401,666	4,148,333
Operating lease right-of-use assets	2,681,137	1,329,561
Net asset arising from put/call options	128,000	—
Other assets	2,204,013	1,926,594
Long-term assets of discontinued operations	21,146,186	21,166,489
Total assets	$177,027,054	$179,555,552

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$2,831,925	$2,740,191
Accounts payable - related parties	163,947	200,558
Accrued compensation	1,435,542	1,434,106
Dividends payable	1,320,572	1,300,022
Current maturities of operating leases	592,336	455,788
Current portion of long-term debt	62,489	42,211
Contract liabilities	513,878	461,870
Deferred revenue	583,646	115,936
Current liabilities of discontinued operations	182,322	188,434
Total current liabilities	7,686,657	6,939,116
Long-term debt, noncurrent	152,038	126,338
Deferred tax liabilities	1,236,723	1,440,809
Noncurrent operating leases	2,137,394	982,076
Net liability arising from put/call options	—	690,000
Other liabilities	141,000	362,165
Long-term liabilities of discontinued operations	7,819	2,499
Total liabilities	11,361,631	10,543,003
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 28,635 and 31,068 shares, respectively	17,181	18,641
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,243,693 and 15,143,683 shares, respectively	9,146,216	9,086,210
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	87,812,432	86,893,486
Retained earnings	60,603,056	64,910,709
Total Consolidated Water Co. Ltd. stockholders' equity	157,578,885	160,909,046
Non-controlling interests	8,086,538	8,103,503
Total equity	165,665,423	169,012,549
Total liabilities and equity	$177,027,054	$179,555,552

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2021	2020
Revenue	$66,863,502	$72,628,126
Cost of revenue (including purchases from related parties of $437,857 in 2021 and $1,349,331 in 2020)	43,356,311	45,859,671
Gross profit	23,507,191	26,768,455
General and administrative expenses (including purchases from related parties of $77,190 in 2021 and $0 in 2020)	18,350,359	18,434,898
Gain (loss) on asset dispositions and impairments, net	(3,145,836)	13,997
Income from operations	2,010,996	8,347,554

Other income (expense):
Interest income	684,809	540,096
Interest expense	(10,248)	(9,669)
Profit-sharing income from OC-BVI	22,275	135,675
Equity in the earnings of OC-BVI	55,984	371,019
Net unrealized gain (loss) on put/call options	818,000	(26,000)
Other	52,775	71,825
Other income, net	1,623,595	1,082,946
Income before income taxes	3,634,591	9,430,500
Provision (benefit) for income taxes	(447,982)	86,724
Net income from continuing operations	4,082,573	9,343,776
Income from continuing operations attributable to non-controlling interests	632,915	730,005
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	3,449,658	8,613,771
Total loss from discontinued operations	(2,574,079)	(4,902,243)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$875,579	$3,711,528

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.23	$0.56
Discontinued operations	(0.17)	(0.32)
Basic earnings per share	$0.06	$0.24

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.23	$0.56
Discontinued operations	(0.17)	(0.32)
Diluted earnings per share	$0.06	$0.24

Dividends declared per common and redeemable preferred shares	$0.34	$0.34

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,213,816	15,119,305
Diluted earnings per share	15,310,145	15,223,955